EXHIBIT 1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-56336) on Form S-8 of State Auto Financial Corporation of our report dated June 20, 2017, with respect to the statements of net assets available for benefits as of December 31, 2016 and 2015, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule as of December 31, 2016, which report appears in the annual report on Form 11-K of the State Auto Insurance Companies Retirement Savings Plan for the year ended December 31, 2016.

/s/ Clark, Schaefer, Hackett & Co.

Columbus, Ohio
June 20, 2017